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                                  EXHIBIT 23.2
                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-82232 and No. 33-48303) pertaining to The Earth Technology Corporation (USA) 1987 Stock Plan and Director Option Plan and in the related Prospectus, and in the Registration Statement (Form S-8 No. 33-77156) pertaining to The Earth Technology Corporation (USA) Employee Stock Purchase Plan and in the related Prospectus of our report dated October 18, 1995 (except for Note 14, as to which the date is November 1, 1995), with respect to the consolidated financial statements of The Earth Technology Corporation (USA) incorporated by reference in the Annual Report (Form 10-K) for the year ended August 25, 1995.


/s/ ERNST & YOUNG LLP
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Long Beach, California
November 22, 1995